SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8K

                        Current Report
               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):
                     November 2, 2005


                        JOHNSON & JOHNSON

     (Exact name of registrant as specified in its charter)


    New Jersey           1-3215              22-1024240

(State or other        Commission        (I.R.S. Employer
jurisdiction           File Number)      Identification No.)
of incorporation)



 One Johnson & Johnson Plaza, New Brunswick, New Jersey
08933

      (Address of principal executive offices)    (zip code)


Registrant's telephone number including area code:
                   (732) 524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

NEW BRUNSWICK, N.J., Nov 02, 2005 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson (NYSE: JNJ) has been notified that the Federal Trade Commission (FTC) has conditionally approved its proposed acquisition of Guidant Corporation (NYSE: GDT). The FTC clearance is conditioned upon Johnson & Johnson divesting certain rights and assets of its businesses in drug-eluting stents, endoscopic vessel harvesting products, and anastomotic assist devices.

Johnson & Johnson continues to view the previously announced product recalls at Guidant and the related regulatory investigations, claims and other developments as serious matters affecting both Guidant's short-term results and long-term outlook. Johnson & Johnson believes that these events have had a material adverse effect on Guidant, and, as a result, that it is not required under the terms of the merger agreement to close the Guidant acquisition. Johnson &
Johnson  has  had  discussions  with  Guidant  regarding   a
restructuring of the terms of the transaction, although those discussions have not resulted in any agreement between the companies. Johnson & Johnson cannot assure that the companies will resume those discussions or, if discussions do resume, whether they will be able to reach agreement on revised terms that would allow Johnson & Johnson to proceed with the transaction.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 115,000 men and women in 57 countries and sell products throughout the world.


Exhibit No.       Description of Exhibit

99.15     Press Release dated November 2, 2005





                       SIGNATURE



Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                   JOHNSON & JOHNSON




Date: November 2, 2005     By: /s/ Stephen J. Cosgrove
                               Stephen J. Cosgrove
                               Chief Accounting Officer